Exhibit 23.4

LEE KEELING AND ASSOCIATES, INC.
PETROLEUM CONSULTANTS

First Place Tower
15 East Fifth Street • Suite 3500
Tulsa, Oklahoma 74103-4350
(918) 587-5521 • Fax: (918) 587-2881
www.lkaengineers.com

February 28, 2014

SandRidge Energy, Inc.
123 Robert S. Kerr Avenue
Oklahoma City, OK 73102

Ladies and Gentlemen:

We hereby consent to the use by SandRidge Energy, Inc. (the “Company”) in its Annual Report on Form 10-K for the year ended December 31, 2013, filed with the U.S. Securities and Exchange Commission on or about February 28, 2014, including any amendments thereto, of our name and to the inclusion therein of references to our “Estimated Proved Reserves and Future Net Cash Flow Constant Pricing of SandRidge Energy, Inc. Effective December 31, 2012”; “Estimated Proved Reserves and Future Net Cash Flow Constant Pricing of SandRidge Energy, Inc. Effective December 31, 2011”; and “Estimated Proved Reserves and Future Net Cash Flow Constant Pricing of SandRidge Energy, Inc. Effective December 31, 2010” and to the incorporation by reference thereof into the Company’s Registration Statements on Form S-3 (File Nos. 333-184561-01; 333-184562-01; 333-180781 and 333-173185) and Registration Statements on Form S-8 (File Nos. 333-185440; 333-177004; 333-160527; 333-155441 and 333-148299).

LEE KEELING AND ASSOCIATES, INC.
By: